UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): March 16, 2007

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 CityWest Blvd, Building 3, Suite 500 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

Effective March 16, 2007, Omega Protein Corporation, a Nevada corporation (the “Company”), permanently reduced the maximum amount available for borrowings under its senior secured financing facility (the “Financing Facility”) with Abelco Finance LLC (“Ableco”), A3 Fund Management LLC, an affiliate of Abelco, and Wachovia Bank, National Association from $65 million to $50 million by reducing the maximum amount available for borrowings under the revolving credit facility (the “Revolving Credit Facility”) portion of the Financing Facility from $30 million to $15 million. The Financing Facility also consists of a term loan facility (the “Term Loan Facility”) of $35 million. Aggregate revolving credit loans and letters of credit under the Revolving Credit Facility are now limited to an amount at any time outstanding not to exceed the lesser of (i) $15 million and (ii) the result of (a) 3.5 times the Company’s trailing 12-month EBITDA (as defined in the Financing Facility), less (b) the aggregate outstanding principal amount of the Term Loan Facility and any other secured indebtedness, plus (c) the amount of the Company’s unrestricted cash and marketable securities, minus (d) in the event the Company and the collateral agent agree that the lien on certain vessels owned by the Company should be released, $6 million. The foregoing description of the terms of the reduction of the amounts available for borrowing under the Financing Facility and Revolving Credit Facility is qualified in its entirety by reference to the Notice of Reduction of Commitments, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

None.

(b)	Pro Forma Financial Information.

None.

(c)	Shell Company Transactions.

None

(d)	Exhibits.

10.1	Notice of Reduction of Commitments effective March 16, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OMEGA PROTEIN CORPORATION

Dated: March 16, 2007	/s/ John D. Held
John D. Held
Executive Vice President, General Counsel and Secretary